Exhibit 5.1
FOX ROTHSCHILD, LLP.
1800 Century Park E #300
Los Angeles, CA 90067
Phone: (310) 228-2133
Email: mlevinson@foxrothschild.com

June 14, 2017

United States Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C.   20549

Re:	PACIFIC VENTURES GROUP, INC. (hereinafter the "Company") Registration Statement on Form S-1 Relating to 3,000,000 shares of the Company's Common Stock

Gentlemen:

I have been requested by the Company, a California corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the "Registration Statement") covering a maximum of 3,000,000 shares which will be offered by the Company.

In connection with this opinion, I have examined the Registration Statement, the Articles of Incorporation and the By-Laws of the Company, copies of the records of corporate proceedings of the Company, and copies of such other agreements, instruments and documents, as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice law in the State of California.  This opinion is limited to matters governed by the federal laws of the United States and the laws of the State of California.

We shall have no obligation to inform you of changes in law or fact subsequent to the date hereof or of any other matters of which we become aware after the date hereof.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus included in the registration statement.

Very truly yours,

/s/ Willian Mark Levinson
William Mark Levinson, Esq. Fox Rothschild, LLP.